As filed with the Securities and Exchange Commission on May 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENCANA CORPORATION

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Suite 4400, 500 Centre Street S.E., P.O. Box 2850

Calgary, Alberta, Canada T2P 2S5

(403) 645-2000

Attention: Corporate Secretary

(Address of Principal Executive Offices)

Omnibus Incentive Plan of Encana Corporation

(Full title of the plan)

CT Corporation System

28 Liberty Street, Floor 42

New York, New York 10005

(212) 894-8940

(Name and address of agent for service)

Copies to:

Terence Trinh Encana Corporation Suite 4400, 500 Centre Street S.E., P.O. Box 2850 Calgary, Alberta, Canada T2P 2S5 (403) 645-2000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, N.Y. 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of registration fee (1)
Common Shares (2)	30,000,000 shares	US$6.57	US$197,100,000	US$23,888.52

(1)

Based on the average of the high and low prices of the common shares of Encana Corporation on May 2, 2019 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Includes rights to purchase additional shares pursuant to the registrant’s Shareholder Rights Plan effective as of July 30, 2001, as amended and restated as of September 13, 2001, April 28, 2004, April 21, 2010, May 3, 2016 and April 30, 2019. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the shares registered hereby.

If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement on Form S-8 (this “Registration Statement”) changes, the provisions of Rule 416 shall apply and any such additional securities shall also be covered by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Encana Corporation (the “Corporation”, “we” or “us”) will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference into Item 3 of Part II of this Registration Statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus, as required by Item 2 of Part I of Form S-8. The statement also shall indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to: Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta, Canada T2P 2S5, Attention: Corporate Secretary, Telephone Number: (403) 645-2000.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate by reference the following documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the United States Securities and Exchange Commission (the “SEC”):

1.	A description of the common shares of the Corporation filed with its Registration Statement on Form 40-F, filed with the SEC on October 29, 2009;

2.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

3.	Our Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 2, 2019;

4.

Our Current Reports on Form 8-K filed with the SEC on January 8, 2019, January  8, 2019, February  12, 2019, February  20, 2019, February  28, 2019, February 28, 2019, March 1, 2019, March  22, 2019, April  30, 2019 and May 1, 2019; and

5.

The portions of the Definitive Proxy Statement on Schedule 14A for the 2019 annual meeting of stockholders of the Corporation filed on March  14, 2019 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2018.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 124 of the Canada Business Corporations Act (the “CBCA”), the Corporation may indemnify a present or former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity. The Corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The aforementioned individuals are entitled to the indemnification described above from the Corporation as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. The Corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met. Under the CBCA, the Corporation may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in their capacity as a director or officer of the Corporation, or in their capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the Corporation’s request.

The by-laws of the Corporation provide that, subject to the limitations contained in the CBCA but without limit to the right of the Corporation to indemnify any person under the CBCA or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Corporation has entered into agreements with its directors and officers to indemnify them, to the extent permitted by law and subject to certain limitations, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect of any civil, criminal, administrative, investigative or other proceeding to which the director or officer was made a party by reason of being a director or officer.

The by-laws of the Corporation provide that the Corporation may, subject to the CBCA, purchase, maintain, or participate in insurance for the benefit of any director or officer of the Corporation, former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, as such against any liability incurred by him in his capacity as a director or officer of the Corporation or as a director or officer of another entity where he acts or acted in that capacity at the Corporation’s request. The Corporation has purchased third party director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 9 for the undertakings of the registrant with respect to indemnification for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Item	Exhibit
4.1	Restated Certificate of Incorporation and Restated Articles of Incorporation dated November 30, 2009 (incorporated by reference to Exhibit 99.2 to Encana’s Current Report on Form 6-K filed on December 2, 2009, SEC File No. 001-15226).
4.2	Certificate of Amendment and Articles of Amendment dated May 12, 2015 (incorporated by reference to Exhibit 99.1 to Encana’s Current Report on Form 6-K filed on May 19, 2015, SEC File No. 001-15226).
4.3	By-Law No. 1 of Encana Corporation effective February 11, 2014 (incorporated by reference to Exhibit 99.1 to Encana’s Current Report on Form 6-K filed on May 15, 2014, SEC File No. 001-15226).
4.4	Amended and Restated Shareholder Rights Plan (incorporated by reference to Exhibit 4.1 to Encana’s Current Report on Form 8-K filed on May 1, 2019, SEC File No. 001-15226).
5.1*	Opinion of Blake, Cassels & Graydon LLP
23.1*	Consent of PricewaterhouseCoopers LLP (Calgary, Alberta)
23.2*	Consent of PricewaterhouseCoopers LLP (Houston, Texas)
23.3*	Consent of McDaniel & Associates Consultants Ltd.
23.4*	Consent of Netherland, Sewell & Associates, Inc.
23.5*	Consent of DeGolyer and MacNaughton
23.6*	Consent of Ryder Scott Company, L.P.
23.7	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1 hereto)
24.1	Powers of Attorney (included on the signature page to this Registration Statement)
99.1	Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.44 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

* Filed herewith

The undersigned registrant hereby undertakes that it will submit or has submitted the plan described herein and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans under the Internal Revenue Code.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act, as amended, that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Item	Exhibit
4.1	Restated Certificate of Incorporation and Restated Articles of Incorporation dated November 30, 2009 (incorporated by reference to Exhibit 99.2 to Encana’s Current Report on Form 6-K filed on December 2, 2009, SEC File No. 001-15226).
4.2	Certificate of Amendment and Articles of Amendment dated May 12, 2015 (incorporated by reference to Exhibit 99.1 to Encana’s Current Report on Form 6-K filed on May 19, 2015, SEC File No. 001-15226).
4.3	By-Law No. 1 of Encana Corporation effective February 11, 2014 (incorporated by reference to Exhibit 99.1 to Encana’s Current Report on Form 6-K filed on May 15, 2014, SEC File No. 001-15226).
4.4	Amended and Restated Shareholder Rights Plan (incorporated by reference to Exhibit 4.1 to Encana’s Current Report on Form 8-K filed on May 1, 2019, SEC File No. 001-15226).
5.1*	Opinion of Blake, Cassels & Graydon LLP
23.1*	Consent of PricewaterhouseCoopers LLP (Calgary, Alberta)
23.2*	Consent of PricewaterhouseCoopers LLP (Houston, Texas)
23.3*	Consent of McDaniel & Associates Consultants Ltd.
23.4*	Consent of Netherland, Sewell & Associates, Inc.
23.5*	Consent of DeGolyer and MacNaughton
23.6*	Consent of Ryder Scott Company, L.P.
23.7	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1 hereto)
24.1	Powers of Attorney (included on the signature page to this Registration Statement)
99.1	Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.44 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on May 6, 2019.

ENCANA CORPORATION

By:	/s/ Douglas J. Suttles
	Name:	Douglas J. Suttles
	Title:	President & Chief Executive Officer

By:	/s/ Corey D. Code
	Name:	Corey D. Code
	Title:	Executive Vice-President & Chief Financial Officer

SIGNATURES WITH RESPECT TO ENCANA CORPORATION

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas J. Suttles and Corey D. Code, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Clayton H. Woitas Clayton H. Woitas	Chairman of the Board of Directors	May 6, 2019

/s/ Douglas J. Suttles Douglas J. Suttles	President & Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2019

/s/ Corey D. Code Corey D. Code	Executive Vice-President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 6, 2019

/s/ Peter A. Dea Peter A. Dea	Corporate Director	May 6, 2019

/s/ Fred J. Fowler Fred J. Fowler	Corporate Director	May 6, 2019

/s/ Howard J. Mayson Howard J. Mayson	Corporate Director	May 6, 2019

/s/ Lee A. McIntire Lee A. McIntire	Corporate Director	May 6, 2019

/s/ Margaret A. McKenzie Margaret A. McKenzie	Corporate Director	May 6, 2019

/s/ Steven W. Nance Steven W. Nance	Corporate Director	May 6, 2019

/s/ Suzanne P. Nimocks Suzanne P. Nimocks	Corporate Director	May 6, 2019

/s/ Thomas G. Ricks Thomas G. Ricks	Corporate Director	May 6, 2019

/s/ Brian G. Shaw Brian G. Shaw	Corporate Director	May 6, 2019

/s/ Bruce G. Waterman Bruce G. Waterman	Corporate Director	May 6, 2019

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Encana Corporation in the United States, on May 6, 2019.

ALENCO INC.

By:	/s/ Nancy L. Brennan
Name: Nancy L. Brennan
Title: Secretary